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Exhibit 99.1

PENINSULA GAMING ANNOUNCES CERTAIN
OPERATING RESULTS FOR THE TWO MONTH PERIOD ENDED FEBRUARY 29, 2004

        DUBUQUE, Iowa—March 24, 2004—Diamond Jo, LLC ("DJL"), formerly known as Peninsula Gaming Company, LLC, owner and operator of the Diamond Jo riverboat casino located in Dubuque, Iowa, and The Old Evangeline Downs, L.L.C. ("OED"), owner and operator of the Evangeline Downs Racetrack and Casino located near Lafayette, Louisiana, announced today certain operating results for the two month period ended February 29, 2004.

        DJL's net operating revenues and Adjusted EBITDA at the Diamond Jo for the two month period ended February 29, 2004 increased over the comparable period of the prior year by approximately $0.3 million to $7.9 million and $0.1 million to $2.3 million, respectively. Net revenues increased during the 2004 period primarily due to an increase in casino revenues of approximately $0.3 million. Net revenues include casino revenues of approximately $7.8 million and food and beverage and other revenues of approximately $0.5 million, less promotional allowances of approximately $0.4 million.

        OED commenced casino operations on December 19, 2003. For January 2004, OED's net operating revenues and adjusted EBITDA were approximately $7.7 million and $1.5 million, respectively. For February 2004, OED's net revenues and adjusted EBITDA were approximately $8.2 million and $1.9 million, respectively. For the two month period ended February 29, 2004, OED's net revenues and adjusted EBITDA were approximately $15.9 million and $3.4 million, respectively. Net revenues for the 2004 period include casino revenues of approximately $12.3 million, racing and off-track betting revenues of approximately $3.0 million, and food and beverage and other revenues of approximately $1.6 million, less promotional allowances of approximately $1.0 million. Results of operations of OED for the periods described above are not comparable to prior periods.

        Adjusted EBITDA is defined as EBITDA (earnings before interest, income taxes, depreciation and amortization, excluding intercompany revenues and expenses) plus, as applicable, loss on sale of assets, preferred member distributions, and development, management and pre-opening fees and expenses. EBITDA and Adjusted EBITDA are not measurements determined in accordance with accounting principles generally accepted in the United States of America ("GAAP") and should not be considered alternatives to, or more meaningful than, net income or income from operations, as indicators of DJL's or OED's operating performance, or cash flows from operating activities, as measures of liquidity or as any other measure determined in accordance with GAAP. DJL's and OED's definitions of EBITDA and Adjusted EBITDA may not be the same as that of similarly named measures used by other companies.

        This press release may include forward-looking statements that are covered under the "Safe-Harbor" clause of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations and assumptions. Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties. DJL and OED disclaim any obligation to update any forward-looking statement to incorporate developments occurring after release of this announcement.

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  Exhibit 99.1
PENINSULA GAMING ANNOUNCES CERTAIN OPERATING RESULTS FOR THE TWO MONTH PERIOD ENDED FEBRUARY 29, 2004